Exhibit 99.2

NEWS RELEASE

Vantage Drilling Announces Proposed Offering of $75 Million of Convertible Senior Notes Due 2043

HOUSTON, TX, July 10, 2013 – Vantage Drilling Company (“Vantage,” or the “Company”) (NYSE MKT: VTG) announced today that it proposes to offer $75 million aggregate principal amount of convertible senior notes due 2043, subject to market conditions and other factors. The notes are to be offered and sold only to qualified institutional buyers pursuant to Rule 144A or to persons outside of the United States pursuant to Regulation S of the Securities Act of 1933, as amended. The Company also expects to grant to the initial purchaser an option to purchase up to an additional $15 million aggregate principal amount of the notes on the same terms and conditions.

The Company intends to use a portion of the net proceeds from the offering to fund the initial payment of $59.5 million under the construction contract for the Cobalt Explorer drillship and the remainder for general corporate purposes.

The notes will be the general senior unsecured obligations of the Company and will accrue interest payable semi-annually in arrears. The notes will be convertible into our ordinary shares, cash or a combination of ordinary shares and cash, at the Company’s election. The interest rate, conversion rate, offering price and other terms of the notes will be determined by negotiations among the Company and the initial purchaser of the notes.

This announcement does not constitute an offer to sell, or the solicitation of an offer to buy, any of the notes. Any offers of the notes will be made only by means of a confidential offering memorandum. The notes and the ordinary shares of the Company underlying the notes have not been and will not be registered under the Securities Act of 1933, as amended, or the securities laws of any other jurisdiction and may not be offered or sold in the United States without registration or an applicable exemption from registration requirements.

Forward Looking Statements

Certain statements contained in this news release constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements represent Vantage’s expectations or beliefs concerning future events, and it is possible that the results described in this press release will not be achieved. These forward-looking statements are subject to risks, uncertainties and other factors, many of which are outside of Vantage’s control, that could cause actual results to differ materially from the results discussed in the forward-looking statements.

Any forward-looking statement speaks only as of the date on which such statement is made, and, except as required by law, Vantage does not undertake any obligation to update or revise any forward-looking statement, whether as a result of new information, future events or otherwise. New factors emerge from time to time and it is not possible for management to predict all such factors.

Public & Investor Relations Contact:

Paul A. Bragg

Chairman & Chief Executive Officer

(281) 404-4700

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